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                                                                   EXHIBIT 99(a)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Liquidity and Financial Resources

     Liquidity refers to the ability to generate adequate amounts of cash to satisfy the financial needs of an enterprise. Cash flow from operations, a major source of the Company's liquidity, provided funds of $466.3 million over the past three years. The generation of cash through operations during this time period was sufficient to fund working capital requirements, support the Company's internal capital investment program, and sustain an increasing rate of dividends paid. Additional details regarding operating, investing, and financing activities can be found in the Consolidated Statements of Cash Flows. It is the Company's belief that cash flow from operations will be sufficient to fund, for the foreseeable future, capital investments, dividend payments, commitments on environmental remediation projects, and operating requirements.

     Early in the year the Company redeemed its $150 million outstanding 5-1/2% Convertible Subordinated Debentures due 2012, of which $149.9 million was converted into the Company's common stock. The redemption was called to provide greater financial flexibility as the Company continues its efforts to expand product lines and marketing capabilities of its core businesses. As a result of its strong balance sheet, the Company has the financial capacity needed should an acquisition opportunity present itself.

     Further progress has been made in divesting noncore businesses. During the second quarter of 1994, the Company sold its metal finishing and metal working businesses for $24.2 million in cash. The Company completed the divestiture of its Diversified Products segment during the second quarter of 1995 with the sale of its battery parts and carbon black operations in March and June, respectively, for approximately $140 million in cash. The resulting cash flow from these divestitures will be used to further strengthen the Company's core businesses of specialty chemical and petroleum products.

     Currently, the Company's primary international operations are based in Western Europe and Canada. Although there are certain risks inherent in carrying on international business, including currency devaluations and controls, export and import restrictions, product supply,

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and economic controls, the Company does not believe these factors will significantly affect its operations.

     As the Company continues to focus on global expansion, it has, through certain of its international subsidiaries, arrangements with various banks for lines of credit. At December 31, 1994, these lines of credit aggregated $36.7 million, of which $36.4 million was unused at year-end. The Company has also entered into certain long-term hedging arrangements to protect against possible adverse currency exchange and interest rate fluctuations (see Note 13 of the Notes to Financial Statements for additional details).

     During the fourth quarter of 1995, the Company acquired OSi Specialties Holding Company ("Holding") and its wholly owned subsidiary OSi Specialties, Inc. ("OSi Specialties", and collectively with Holding, "OSi") in a cash transaction for $486 million. The acquisition was financed with cash on hand and short-term bank loans of $375 million under a credit agreement totaling $675 million with a consortium of banks.

     The Company subsequently purchased for cash all of Holding's 11-1/2% Senior Secured Discount Debentures due 2004 for $137.6 million and more than 99% of OSi Specialties' 9-1/4% Senior Subordinated Notes due 2003 for $140.1 million. The Company funded the acquisition of the Debentures and Notes with additional short-term bank loans available under the $675 million credit agreement.

     The Company intends to replace all or part of the short-term bank loans with long-term financing in the public markets.

     The Company periodically evaluates its liquidity requirements, capital needs, and availability of external funds. As a result of this process, the Company has in the past and may in the future seek to restructure indebtedness, raise additional capital, or take such other steps to increase or manage its liquidity and financial resources.

Capital Investments and Commitments

     In 1994, the Company continued to upgrade existing facilities and to expand capacity to meet changing market demands. Internal capital expenditures were $107.4 million, bringing the total for the past three years to

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$283.7 million. The capital investment program in 1995 will continue to focus on capacity expansion and market share growth and is expected to reach $100 million. Investments in the form of research and development, quality initiatives, and marketing alliances will also continue in all key product lines.

     The Company is committed to developing business opportunities in Asia and is currently focusing on both the immediate and longer term actions that are necessary to expand and leverage new and existing business in this region of the world. The strategy includes both capital investment and new marketing initiatives. The Company presently anticipates that initial capital investments may be in the form of joint ventures. For noncapital initiatives, cooperative marketing and technical agreements will be pursued.

     The acquisition of OSi not only adds strategic research and development capabilities along with a full line of silicone surfactant, amine catalysts, organofunctional silanes and specialty fluids, but provides the base for acceleration of growth of the Company's existing products in Asia, South America and Eastern Europe. During 1996, the Company will be committed to the successful integration of this acquisition.

     The screening and development of specific businesses will take place throughout 1996 with the focus on: surfactants for agriculture, personal care, and laundry products; polyurethane systems for footwear manufacturers; and lubricants for plastics including polyethylene, polypropylene, and film.

     In addition, to effectively service the expanding customer base in Asia, the Company plans on establishing a local technical support center. This service center will house lab personnel and technical service representatives whose function will be to address the specific needs of customers in that part of the world.

Environmental Matters

     The Company operates in an industry subject to extensive regulations related to the protection of the environment and the health and safety of
employees  and  others.  Domestic   operations  are  subject to a myriad  of
environmental statutes and regulations at the Federal,

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state, and local levels. The Company's international production facilities operate in an environmental regulatory framework in which governmental authorities typically are granted broad discretionary powers which require manufacturing facilities to obtain operating permits to continue operations.

     The Company believes that expenditures for compliance with these statutes, regulations, and permits will continue to have a significant impact upon the conduct of its business. The trend toward greater environmental awareness and more stringent environmental regulations is likely to continue, and while the Company cannot accurately predict how this will affect future operations and earnings, the Company does not believe its costs will significantly vary from those of its competitors.

     Consistent with the Company's concern for the protection and improvement of the environment worldwide, the Company continually monitors the environmental impact of past and present operating practices in light of changing environmental standards. Where remedial action is indicated, the Company assesses the probability and scope of potential remediation costs. To determine the appropriate reserve amounts, management reviews, on a quarterly basis, currently available information pertaining to each environmental site. Inherent in this process are considerable uncertainties which affect the Company's ability to estimate the ultimate costs of remediation. Such uncertainties include the nature and extent of contamination at each site, evolving governmental standards regarding remediation requirements, changes in environmental regulations, widely varying costs of alternate cleanup methods, the number and financial condition of other potentially responsible parties at multi-party sites, innovations in remediation and restoration technology, and the identification of additional environmental sites. As a result, as remediation efforts proceed at existing sites and new sites are assimilated into the review process, charges against income for environmental reserves could have a material effect on results of operations in a particular quarter or year. However, such charges are not expected to have a material adverse effect on the Company's consolidated financial position, cash flow, or liquidity.

     The Company has numerous insurance policies which it believes provide coverage for certain environmental liabilities. The Company is currently in litigation with many of its insurers concerning the applicability and amount of

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insurance coverage for environmental costs under these policies. Except for amounts reflected in executed settlement agreements, no provision for recovery under any of these policies is included in the December 31, 1994 balance sheet. Refer to Note 16 to the Consolidated Financial Statements for further information regarding insurance settlements subsequent to December 31, 1994.

     Environmental reserves at December 31, 1994 amounted to $97.4 million, which reflects management's assessment of future remediation costs in light of currently available information. Remediation expenditures charged to those reserves were $11 million in 1994 and include expenditures currently mandated as well as those not required by any regulatory authority or third party. The Company anticipates 1995 expenditures to approximate $18 million.

     Capital expenditures for air, water, and solid waste control equipment and facilities amounted to $8 million in 1994, and $30 million for the past three fiscal years. The Company estimates that from 1995 through 1997, approximately $46 million will be expended on similar capital projects.

     The Company is continuing its efforts to reduce hazardous waste and emissions generated by its operations. Through improved operating efficiencies, installation of additional environmental control equipment, and utilization of the latest innovations in waste treatment technology, management believes that direct recurring operating costs associated with managing hazardous substances and pollution can be controlled. Such costs amounted to $21.2 million in 1994 and $20 million in 1993.

Contingencies

     The Company has been notified, or is named as a potentially responsible party or a defendant in a number of governmental (federal, state, and local) and private actions associated with environmental matters, such as those relating to hazardous wastes, including certain sites which are on the United States EPA National Priorities List. These actions seek cleanup costs, penalties, and/or damage for personal injury or damage to property or natural resources.

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     The  Company is not a party  to any  legal  proceedings  or  environmental
matters  which  it  believes will  have a  material   adverse  effect  on  its
consolidated financial position. It is possible, however, that future results of operations and cash flows, for any particular quarterly or annual period, could be materially affected by such legal proceedings or environmental matters. However, the Company does not expect the results of such proceedings or environmental matters to materially affect its competitive position.

Discontinued Operation

     On September  11, 1995,  the Company  announced its intention to divest its
Lubricants Group. See Note 16   to the Consolidated  Financial Statements for
further information.

Results of Continuing Operations

     The Company reported record income from continuing operations in 1994 of $94.4 million compared to $25.1 million in 1993 and $38.4 million in 1992. The three year period included several non-recurring items which affect comparison. The following table shows the effect of these non-recurring items on earnings. The pre-tax values of these items, except the accounting change which was shown separately, were included in the "Other expense (income) -- net" caption of the Consolidated Statements of Income.

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
(Millions of dollars except
     per share data)
--------------------------
                                                       1994                          1993                         1992
                                          -----------------------------   ---------------------------  -----------------------------
                                                                                              Income
                                           Pre-Tax              Income    Pre-Tax               Per    Pre-Tax               Income
                                            Income    Income   Per Share   Income   Income     Share    Income    Income   Per Share
                                            ------    ------   ---------   ------   ------     -----    ------    ------   ---------
Income from continuing operations
   excluding non-recurring items             $140.4    $91.3     $1.64     $110.6   $ 70.1     $1.37     $78.6    $ 51.7     $1.15

Provision for environmental remediation
   and compliance                                 -        -         -      (29.1)   (18.9)     (.34)        -         -         -

Provision for disposition of a business           -        -         -      (19.2)   (12.4)     (.23)        -         -         -

Provision for work force reduction                -        -         -      (12.2)    (7.9)     (.14)        -         -         -

Gain on sale of the operations of
   subsidiaries                                 4.8      3.1       .06        8.8      5.7       .11          -        -         -

Provision for loss on sublease of office
   facilities                                     -        -         -       (9.2)    (6.1)     (.11)         -        -         -

Other - net                                       -        -         -       (8.4)    (5.4)     (.10)         -        -         -

Provision for consolidation of offices            -        -         -          -        -         -     (20.1)    (13.3)      (.27)
                                             ------    -----     -----     ------    -----     -----     -----     -----      -----

Income from continuing operations            $145.2    $94.4     $1.70     $ 41.3   $ 25.1     $ .56    $ 58.5    $ 38.4      $ .88
                                             ======    =====     =====     ======   ======     =====    ======    ======      =====


     Included in 1994 results was a $3.1 million gain on the sale of the Allied-Kelite operations which reflects the Company's continued efforts to divest its noncore businesses.

     Results for 1993 included an $18.9 million environmental provision which reflected the Company's assessment of the remediation and compliance costs it will incur to comply with regulatory requirements and standards. Additionally, the Company established provisions of $12.4 million in 1993 for the planned divestiture of the Battery Parts Division and $7.9 million for a reduction of the Company's worldwide work force, as part of its strategy to realign and reorganize operations to emphasize core businesses. Consistent with this strategy, during 1993 the Company sold the operations of its Chemprene subsidiary for a net gain of $5.7 million.

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     A loss of $6.1 million, attributable to an agreement to sublease two office facilities resulting from the Company's commitment to relocate to a new world headquarters, was also recorded in 1993.

     The Company's decision in 1992 to bring certain operating management together with executive management and administrative functions through the consolidation of offices into a new world headquarters resulted in recording a charge of $13.3 million. Additionally, as a result of the Company's adoption of Statement of Financial Accounting Standards No. 106 for postretirement benefits other than pensions, the Company recorded a charge of $14.7 million in 1992.

1994 vs. 1993

     Excluding non-recurring items, income from continuing operations totaled $91.3 million in 1994, compared to $70.1 million in 1993. Record sales, which were 4 percent above the previous year, and higher gross margins were responsible for approximately 85 percent of the $21.2 million increase in income from continuing operations, before non-recurring items. Despite the disposition of certain operations in late 1993 and 1994, sales rose on the strength of a 7 percent increase in shipment volume. Although increases in raw material feedstock costs caused gross margins to deteriorate during the second half of 1994, cost saving initiatives and lower feedstock costs earlier in the year enabled full year margins to be 1 percent ahead of 1993. Chiefly the result of the Company's redemption of its 5-1/2% Convertible Subordinated Debentures, lower net interest costs also contributed to the higher net earnings. A comparison of 1993 and 1994 selling and administrative expenses shows an increase of 2 percent, however, through careful monitoring the Company was able to reduce these expenses as a percentage of sales.

     The Company does not allocate income and expenses that are of a general corporate nature to industry segments in computing operating income. These include general corporate expenses, interest income and expense, and certain other income and expenses.

     The Petroleum Segment for all periods presented consists solely of the Petroleum Specialties Group. This was a result of the Company's decision to sell the

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Lubricants Group, the  operating  results  of which  have been  reported  as a discontinued operation.

     The Company's 1994 operating income of $182.8 million represents an increase of $62.6 million over 1993. Comparison of these earnings for each of the Company's industry segments is affected by non-recurring items. Exclusive of these items, operating income rose to $178.0 million in 1994 from $159.7 million in 1993. The contribution of the Company's international operations to net sales and operating income, exclusive of non-recurring items, increased in 1994. Continued emphasis on global growth and an overall improvement in the European economy led to a change in geographic composition. International operations accounted for 36 percent of the Company's net sales in 1994 compared to 34 percent in 1993 and its contribution to operating income, excluding non-recurring items, increased 7 percent to a 40 percent share.

     Effective January 1, 1995, the Company changed its method of inventory valuation under dollar value LIFO from LIFO double extension to LIFO link chain. Management believes that the LIFO link chain method is preferable because it is the predominate method used in the industry and will mitigate the impact of volume fluctuations on results of operations. It is not possible to determine the effect of the change on retained earnings as of January 1, 1995 or income as previously reported for the year ended December 31, 1994. This change is not expected to have a material effect on 1995 net income.

Chemical Segment

     Net sales of $1.3 billion in 1994 were $105 million greater than the previous year. Each of the segment's business groups participated in an 8 percent increase in shipment volume, while prices remained stable. Growth in all but a few markets, both domestically and abroad, was achieved in 1994. Improvements in both the domestic and European economies, and aggressive marketing translated into higher sales volume.

     Operating income for 1993 was  adversely  affected  by a  $5.6  million
provision  for  environmental  remediation  and  compliance.   Excluding  this
non-recurring charge, operating income rose $11.6 million, or 11 percent, over 1993. The segment's Polymer Additives Group registered the largest increase, accounting for two-thirds of the segment's

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total improvement. The group benefited from a strong domestic economy, evidenced by a rise in the construction industry, and a more robust European economy. All major business units contributed to the group's 23 percent improvement in operating income. A 9 percent increase in net sales attributable to greater domestic shipment volume, the introduction of a new antioxidant product and a favorable European sales product mix led to the group's higher earnings. Process improvements, the most notable involving the production of amides, also contributed to the group's strong performance. The International/Europe Group's operating income rose approximately 15 percent, accounting for the remaining portion of the segment's favorable operating results. The overall strength of the European economy led to greater sales and improved earnings for each of the group's major business units. An increase in shipment volume of approximately 10 percent, a favorable product sales mix in key businesses, cost saving programs, and plant efficiencies proved to be a successful combination. Although the Oleo/Surfactants Group increased its shipment volume by 9 percent, its operating income remained relatively unchanged. Sales growth was achieved through aggressive marketing, new product introductions in the Oilfield and Laundry Products business units, and an increase in overseas shipments. However, significant increases in raw material costs in the second half of 1994, which the group was unable to fully recover through higher sales prices due to competitive pricing pressures, offset the increase in sales.

Petroleum Segment

     Segment 1994 sales of $375.6 million were $10.4 million ahead of 1993. The segment reported an increase in volume of approximately 4 percent which offset the effect of a 1 percent drop in prices.

     Non-recurring charges of $15.2 million for environmental matters severely affected 1993 operating earnings. Excluding these charges, 1994 operating income of $43.4 million was $3.6 million greater than 1993. The 9 percent increase in operating income was primarily due to an improvement in material margins attributable to a decline in raw material feedstock costs that outpaced a corresponding decrease in sales prices. A favorable product sales mix, higher sales volume, and efficiencies in manufacturing techniques also contributed to the segment's favorable results.

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Diversified Products Segment

     The Company completed its divestiture program during the second quarter of 1995 with the sale of its battery parts and carbon black operations. Refer to
Note 16 to the Consolidated Financial Statements for further information.

     Reported segment operating income for 1994 included a non-recurring gain of $4.8 million from the sale of the Allied-Kelite operations, while prior year earnings included a net charge of $18.7 million covering an expected loss on the disposition of the Battery Parts business and an environmental remediation and compliance provision, partially offset by the gain on the sale of the operations of Chemprene. Sales and operating income for the segment's businesses which were not sold in 1993 or 1994 (Concarb and Battery Parts) rose $13 million and $7.4 million, respectively. A 15 percent increase in carbon black net sales, spurred in part by greater automotive market demand in both the tire and nontire sectors, accounted for approximately 75 percent of the higher sales and operating earnings. The remaining increase was attributable to an increase in demand for battery components due to the severe winter of 1994 and understocked customer inventory levels.

1993 vs. 1992

     Income from continuing operations adjusted to exclude non-recurring items, was $70.1 million in 1993, compared to $51.7 million in 1992. The 36 percent increase in net income, before non-recurring items, was primarily attributable to record sales, which rose 31 percent to $1.8 billion, and a 1 percent improvement in gross margins. The November 1992 acquisition of the Industrial Chemicals and Natural Substances divisions of Schering AG (the "Schering Acquisition") accounted for 95 percent of the higher sales and approximately 85 percent of the improved margins. The remaining improvement in margins was attributable to a reduction in key raw material feedstock costs and operating efficiencies in both the Petroleum and Diversified Products Segments. Increases in selling and administrative expenses, depreciation and amortization, and interest, primarily

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attributable to the Schering Acquisition, partially offset the higher sales and improved margins.

     Operating income in 1993 was $120.2 million, compared to $100.8 million in 1992. A comparison of the results of these periods was affected by a net non-recurring charge of $39.5 million recorded in 1993. Excluding non-recurring items, operating income increased $58.9 million to $159.7 million. All segments reported operating earnings, exclusive of non-recurring items, that were appreciably higher than the preceding year.

Chemical Segment

     Chemical net sales of $1.2 billion in 1993 exceeded the previous year by approximately $396 million. The segment was able to sustain sales, excluding those relating to the acquisition, at 1992 levels despite a soft demand due to sluggish domestic and European economies. Sales attributable to the Schering Acquisition accounted for the 47 percent increase.

     Excluding the segment's $5.6 million of environmental charges recorded in 1993, operating income of $110.6 million in 1993 increased $41.8 million, or 61 percent, from 1992. Each of the segment's business groups reported 1993 operating income that was substantially higher than the preceding year. The inclusion of the acquired Schering businesses' full year operating results in 1993, compared income to two months for 1992, accounted for the higher operating income. The Schering Acquisition contributed $41 million to the segment's 1993 operating income, compared to the reported loss of $2.2 million in 1992. International (principally Western Europe) and domestic operations contributed equally to the Schering Acquisition's current year operating income. The favorable operating income was also, in part, attributable to cost saving programs and the consolidation of sales and administrative functions in Europe, which minimized the effect the persistent European recession had on operations. Partially offsetting the positive impact that the Schering Acquisition and cost saving programs had on operations, the Oleo/Surfactants Group was adversely affected by a $3 million decrease in operating earnings, the result of an increase in the cost of major commodity raw material feedstocks.

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Petroleum Segment

     Net sales in 1993 were $365.2 million, an increase of $19.3 million over the $345.9 million recorded in 1992. Despite a soft global economy and the strengthening of the dollar overseas, 1993 sales volume increased 12 percent over the prior year. The acquisition of the business of IGI Petroleum Specialties, Inc. ("PSI") late in 1992 bolstered 1993 sales. This business, which enhanced the segment's white oils and petroleum jellies marketing capabilities, contributed approximately $30 million to sales in 1993, compared to $2 million in 1992.

     Operating income for 1993, excluding $15.2 million of non-recurring charges, was $39.7 million, an increase of $10.9 million, or 38 percent, over 1992. Operating income from the segment's domestic operations rose despite a sluggish economy and a shortage of critical sulfonate feedstocks. The PSI business added approximately $3 million to 1993 operating earnings. In addition, the ability to hold down manufacturing expenses and the inclusion of $3.1 million of demolition costs in 1992 contributed to the improved domestic results. The segment's Holland operation reported lower operating earnings attributable to the depressed European economy and a stronger dollar.

Diversified Products Segment

     Net sales, excluding those attributable to Chemprene, Inc., were $153.4 million in 1993, an increase of 7 percent above sales for the corresponding operations in 1992. Operating income, excluding the results of Chemprene and non-recurring items of $18.7 million, principally for the divestiture of the battery parts business, increased $7.7 million to $7.4 million in 1993. Higher carbon black sales and earnings more than offset declines from each of the segment's other businesses. The carbon black business benefited from a 12 percent increase in volume, higher sales prices, and manufacturing efficiencies.

Outlook

     Having completed the divestiture of the businesses in the Diversified Products Group and the acquisition of OSi Specialties Holding Company in 1995, the Company will continue to sharpen its focus upon its specialties chemicals and specialties petroleum businesses. In 1996 the Company

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expects to complete the  disposition  of its  Lubricant Group as a part of this
effort.   The  Company  will  also  focus  upon reducing raw  material  costs, eliminating inefficient operations, and increasing margins as part of its efforts to increase profitability. In addition, the Company will begin to consolidate its Asian operations with those of OSi as a part of its continuing efforts to develop a stronger presence in that area of the world.

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